Exhibit (a)(2)(lxi)

ENDESA, Sociedad Anónima
(ENDESA)

REPORT OF THE BOARD OF DIRECTORS OF ENDESA, S.A. ON THE TENDER OFFER FOR SHARES MADE BY E.ON ZWÖLFTE VERWALTUNGS GMBH

The Board of Directors of ENDESA, S.A. (“Endesa” or the “Company”), at its meeting of March 30, 2007, approved by unanimous vote of the Directors present for purposes of the provisions of Article 20, and related Articles, of Royal Decree 1197/1991, of July 26, on regulations governing securities tender offers, the following report on the Tender Offer (the “Tender Offer” or “Offer”) made by E.ON Zwölfte Verwaltungs GmbH (“E.ON” or the “Bidder”) for a price of 40 euros per share. This Offer incorporates the improved price reported by the Bidder on March 26, 2007 and authorized by the Spanish Securities Market Commission [Comisión Nacional del Mercado de Valores] (CNMV) on March 28, 2007. In addition to describing the principal features of the modified Tender Offer, this report includes the Board’s position on the Offer as well as certain additional information in this regard.

1.             PRINCIPAL FEATURES OF THE OFFER

According to the Offer prospectus, which has been authorized by the Spanish Securities Market Commission, and other communications sent by the Bidder, the principal features of the Offer are as follows:

1.1.         Bidder

The Bidder is the German company E.ON Zwölfte Verwaltungs GmbH, which is wholly owned by the German company E.ON AG.

1.2.         Nature of the Offer

E.ON’s Offer, which was authorized by the Spanish Securities Market Commission on November 16, 2006, was submitted as a competing Offer with respect to the Tender Offer by Gas Natural SDG, S.A. Gas Natural’s Tender Offer was authorized by the Spanish Securities Market Commission on February 27, 2006. Nonetheless, on February 1, 2007, Gas Natural SDG, S.A. reported its decision to withdraw its offer pursuant to the provisions of Article 36.1 of Royal Decree 1197/1991 of July 26. Therefore, E.ON’s Offer is currently the only existing Tender Offer for the Company.

1.3.         Shares to which the Offer applies

The Offer applies to the 1,058,752,117 shares in Endesa, with a par value of 1.2 euros each, thus representing 100% of its capital stock.

1.4.         Consideration

According to the price improvement reported by the Bidder on March 26, 2007authorized by the Spanish Securities Market Commission onMarch 28, 2007, E.ON is offering as consideration for each Endesa share an all-cash price of 40 euros.

1.5.         Acceptance period

Pursuant to the decision of the Spanish Securities Market Commission of March 28, 2007, the acceptance period will expire on April 3, 2007.

1.6.         Conditions to which this Offer is subject

The validity of E.ON’s Offer is subject to the sole condition that the Bidder acquire a minimum of 529,481,934 shares in Endesa, representing 50.01% of its capital stock. Nonetheless, according to the Offer prospectus, which has been authorized by the Spanish Securities Market Commission, the Bidder may waive this condition pursuant to the provisions of Royal Decree 1197/1991.

2.                                     OPINION OF THE BOARD OF DIRECTORS ON THE E.ON TENDER OFFER

Endesa’s Board of Directors, by unanimous vote of the Directors present, views favorably the terms of the Offer and recommends to the shareholders that they tender their shares pursuant to the Offer for the following reasons:

1.                                     It fairly reflects the value of the Company and incorporates a price improvement of 1.25 euros per share over the most recent price offered by E.ON.

2.                                     The consideration being offered by E.ON consists entirely of cash, and E.ON’s offer is being made for 100 percent of Endesa’s shares.

3.                                     E.ON has stated its intention to continue implementing Endesa’s industrial strategy, and particularly to preserve Endesa’s investment plan and workforce, as well as its goal of promoting the development of the Spanish gas and electricity market, all as reflected in E.ON’s tender offer prospectus.

4.                                     E.ON’s offer is the only offer that complies with all of the requirements of current law and that is fully supported by the legal and financial guarantees that ensure its viability. It is also the only offer for which all relevant authorizations have been obtained.

In making its recommendation, the Board of Directors of Endesa has considered the fairness opinions issued by its financial advisors, BNP Paribas S.A. Branch in Spain, Citigroup Global Markets Limited, Deutsche Bank AG London Branch, J.P. Morgan Plc, Lehman Brothers (Europe) Limited and Merrill Lynch Capital Markets España, S.A., all of which state that the consideration offered by E.ON is fair to Endesa’s shareholders from a financial point of view.

3.                                     EXISTENCE OF AGREEMENT BETWEEN THE COMPANY AND THE BIDDER

No agreement whatsoever exists between the Company and the Bidder with respect to the Offer, except for the confidentiality agreement dated January 16, 2006 to which paragraph 1.8.1 of the Prospectus refers.

4.                                     AGREEMENTS BETWEEN BIDDER AND MEMBERS OF ENDESA’S BOARD OF DIRECTORS

No agreement whatsoever exists in connection with the Offer between the Bidder and any members of Endesa’s Board of Directors.

Caja de Ahorros y Monte de Piedad de Madrid stated in a March 26, 2007 filing with the Spanish Securities Market Commission that it has entered into an equity swap agreement with E.ON over its shares of Endesa.  Under such agreement, Caja de Ahorros y Monte de Piedad de Madrid will retain the voting rights related to those shares.

5.                                     INDIVIDUAL OPINION OF THE MEMBERS OF ENDESA’S BOARD OF DIRECTORS

None of the members of Endesa’s Board of Directors who attended the Board Meeting of March 30, 2007, either in person or by proxy, has offered a personal opinion on the Offer other than the joint opinion of the Board that is set forth in paragraph 2 above.

Mr. Juan Ramón Quintás Seoane did not attend that Board Meeting due to the existence of a potential conflict of interest because of his position as chairman of the

Confederation of Spanish Savings Banks [Confederación Española de Cajas de Ahorro]. Therefore, he has not stated his position on the Offer.

6.                                     INTENTION TO ACCEPT THE OFFER BY THE MEMBERS OF THE BOARD OF DIRECTORS HOLDING ENDESA SHARES

The members of the Board of Directors who attended the Board Meeting of March 30, 2007, either in person or by proxy, who directly or indirectly hold shares in Endesa have stated that they will accept the Offer with respect to all of the shares they hold, except for 50 shares each.

Caja de Ahorros y Monte de Piedad de Madrid has made its own announcement in this respect, as indicated in paragraph 4 above.

Mr. Juan Ramón Quintás Seoane, for the reasons mentioned in paragraph 5 above, did not attend that Board Meeting, although he did state that he would also accept the Offer with respect to all the shares in Endesa that he holds, except for 50 shares.

The following table shows the number of Endesa shares that each of the members of the Board of Directors holds directly or indirectly, together with the direct or indirect stake that such holding represents:

Members of the Board of Directors	Number of shares	Direct and indirect stake (%)
Mr. Manuel Pizarro Moreno	100,004	0.00944
Mr. Rafael Miranda Robredo	7,585	0.00071
Mr. Alberto Alonso Ureba	—	—
Mr. Miguel Blesa de la Parra	600	0.00005
Mr. José María Fernández Cuevas	—	—
Mr. José Manuel Fernández-Norniella	—	—
Mr. Rafael González-Gallarza Morales	3,300	0.00031
Mr. Juan Ramón Quintas Seoane	1,525	0.00014
Mr. Francisco Javier Ramos Gascón	9,771	0.00092
Mr. Alberto Recarte García-Andrade	21,350	0.00201
Mr. Manuel Ríos Navarro	12,472	0.00117
Mr. Juan Rosell Lastortras	10,005	0.00094
Mr. José Serna Masiá	17,496	0.00165
TOTAL	184,108	0.01734

Madrid, March 30, 2007

Salvador Montejo Velilla
Secretary General and Secretary of the Board of Directors